Exhibit (d)

INSURED	JOHN DOE		35-MALE	AGE AND SEX
			SPECIMEN	POLICY NUMBER
			JAN 06, 2000	POLICY DATE
FACE AMOUNT	BASIC SUM INSURED AT ISSUE	$100,000	PREFERRED PLUS	UNDERWRITING CLASS
	ADDITIONAL SUM INSURED AT ISSUE	$ 25,000
	INITIAL FACE AMOUNT	$125,000
ISSUE DATE	JAN 06, 2000		[1]	DEATH BENEFIT OPTION
PLAN OF INSURANCE	VARIABLE UNIVERSAL LIFE INSURANCE		GUIDELINE PREMIUM	SECTION 7702 TEST

Read this policy carefully. This policy is a legal contract between the owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the beneficiary upon receipt at the Customer Service Office of due proof that the insured died while this policy was in force. The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements and applications. This policy is issued and administered by GIAC at its Customer Service Office. GIAC’s home office is 1209 Orange Street, Wilmington, Delaware 19801. GIAC receives all communications at its Customer Service Office.

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE THE “DEATH PROCEEDS” AND “POLICY ACCOUNT VALUE” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE THE “PARTIAL WITHDRAWAL AND SURRENDER” AND THE “POLICY LOANS” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

RIGHT TO CANCEL:

The owner has the right to examine this policy and return it for cancellation to the Customer Service Office or to the agent from whom it was purchased by the later of: 1) 10 days after receiving it; or 2) 45 days from the date the completed application was signed. The policy and a written cancellation notice must be delivered or mailed to cancel this policy. Any notice given by mail is effective on being postmarked, properly addressed, and postage prepaid. If the policy is canceled during this period, GIAC will refund any amounts paid. The policy will be void from the beginning.

Variable Universal Life Insurance Policy

•	Flexible premiums payable during the insured’s lifetime ending at Attained Age 100

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience reflected in benefits

•	Non-participating—No dividends payable

POLICY SUMMARY

This summary outlines some of the major policy provisions; it does not alter any of these provisions. The actual policy provisions set forth the full details and conditions of this policy; only the actual policy provisions will control.

In this policy, the words “you” and “your” refer to the policyowner; the words “we”, “us”, and “our” refer to GIAC.

We will pay the death proceeds to the beneficiary if the insured dies while this policy is in force. We will determine the actual death proceeds payable in accordance with the “Death Proceeds” provision. While this policy is in force, you may increase or decrease the Face Amount in accordance with the “Changing the Face Amount” provision. The Initial Face Amount is shown on the Policy Data page.

The premiums for this policy are flexible, which means that premium payments may be made at any time and for varying amounts, subject to the limits described in the “Premium Limitations” provision. However, the initial Planned Premium is shown on the Policy Data page. The initial Planned Premium is the premium you designated in the application; this premium is not required, but may be paid as elected. The payment of Planned Premiums does not guarantee that this policy will stay in force.

You may allocate all or part of any Net Premium to any of the Variable Investment Options and to the Fixed-Rate Option, subject to any applicable restrictions described in this policy. You may change the allocation of future Net Premiums (see the “Allocation of Net Premiums” provision). Amounts allocated to the Fixed-Rate Option will accrue interest at a guaranteed minimum effective interest rate of 3% per year. We may declare an interest rate greater than 3% at our discretion (see “The Fixed-Rate Option” Section).

The Policy Account Value is the sum of the values that are allocated to the Variable Investment Options, the Fixed-Rate Option, and the Loan Account. The Policy Account Value may vary daily with the investment experience of Separate Account N, the amount of interest credited to the Fixed-Rate Option, interest credited to outstanding loans, and charges deducted (see the “Policy Account Value” Section). You may transfer any portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the provisions set forth in the “Allocations and Transfers” Section.

This policy will stay in force as long as the Policy Account Value less Policy Debt is at least equal to zero. If the Policy Account Value less Policy Debt is less than zero, we allow a 61 day grace period in which to pay a premium to rectify this situation (see the “Grace Period” provision). If the required premium is not paid by the end of the grace period, this policy will lapse without value. However, if this policy has a No-Lapse Guarantee Period, meeting the No Lapse Guarantee Condition may protect this policy from lapsing during such Period (see the “No Lapse Guarantee Period” provision).

This policy does not have a minimum guaranteed Cash Surrender Value. If this policy has a Cash Surrender Value, you may, subject to limitations:

•	make partial withdrawals (see the “Partial Withdrawals” provision);

•	obtain a policy loan (see the “Policy Loans” Section);

•	surrender this policy for cash (see the “Surrender” provision);

•	use this policy to provide life income (see the “Payment Options” Section).

Any endorsements, additional benefit riders and applications which are attached to this policy follow.

An Index appears on the inside of the back cover.

Guide to Policy Provisions

1. Definitions	8. The Fixed-Rate Option
2. Death Proceeds	9. Policy Account Value
3. Changing the Face Amount	10. Partial Withdrawals and Surrender
4. Owner and Beneficiary	11. Policy Loans
5. Premiums, Lapse and Reinstatement	12. Exchange of Policy
6. Allocations and Transfers	13. Payment Options
7. The Separate Account	14. General Provisions

POLICY DATA

INSURED	JOHN DOE		35-MALE	AGE AND SEX
			SPECIMEN	POLICY NUMBER
			JAN 06, 2000	POLICY DATE
FACE AMOUNT	BASIC SUM INSURED AT ISSUE	$100,000
	ADDITIONAL SUM INSURED AT ISSUE	$ 25,000
	INITIAL FACE AMOUNT	$125,000
ISSUE DATE	JAN 06, 2000		PREFERRED PLUS	UNDERWRITING CLASS
			1	DEATH BENEFIT OPTION
PLAN OF INSURANCE	VARIABLE UNIVERSAL LIFE INSURANCE		GUIDELINE PREMIUM	SECTION 7702 TEST

OWNER	JOHN DOE

BENEFICIARY	AS STATED IN THE APPLICATION OR AS SUBSEQUENTLY CHANGED IN THE OWNER’S SIGNED NOTICE.

BENEFITS AND PREMIUMS

BASIC POLICY	AMOUNT
PLANNED ANNUAL PREMIUM	$1,000

MINIMUM ANNUAL PREMIUM	$680

MINIMUM PREMIUM TO ISSUE POLICY	$680

GUIDELINE LEVEL PREMIUM	$1,710

GUIDELINE SINGLE PREMIUM	$19,838

POLICY NO-LAPSE PERIOD:
10 YEARS
MINIMUM FACE AMOUNT: $100,000

POLICY DATA – CONT’D

BENEFITS AND PREMIUMS (cont’d)

RIDER/BENEFIT EXPIRY DATE
ADDITIONAL SUM INSURED	01/06/2065

GUARANTEED COVERAGE RIDER	01/06/2065
ANNUAL GUARANTEED COVERAGE PREMIUM $ 1,219.00

ACCIDENTAL DEATH BENEFIT RIDER	01/06/2040
FACE AMOUNT: $ 3,000.00

GUARANTEED INSURABILITY OPTION RIDER	01/06/2023
OPTION AMOUNT: $ 25,000.00

DISABILITY BENEFIT RIDER	01/06/2030
SPECIFIED AMOUNT: $ 83.33

WAIVER OF MONTHLY DEDUCTIONS RIDER	01/06/2030

POLICY CONTINUATION RIDER	01/06/2065

EXCHANGE OF INSUREDS RIDER	01/06/2040

EXCHANGE OF POLICY OPTION	01/06/2035

To obtain information about your coverage you may call your agent or contact our Customer Service Office at:

3900 Burgess Place

Bethlehem, PA 18017

1-800-441-6455

POLICY DATA - CONT’D

PREMIUM ALLOCATION INFORMATION

Your initial Premium Allocation is as follows:

The Fixed-Rate Option	25%	The Guardian Bond Fund	25%
The Guardian Stock Fund	25%	Gabelli Capital Asset Fund	25%

POLICY LOANS

Loan interest is payable in arrears. Policy Loans bear interest at a yearly rate of 4%, until 1/6/2030. Beginning on 1/6/2030, policy loans will bear interest at a yearly rate that is guaranteed not to exceed 3.5%.

See “Policy Loans” section for details on loan value.

PREMIUM CHARGE

GIAC deducts a charge from premium payments based on the following percentages. See the “Premiums” Section for details on the determination of premium charge. The Target Premium is $968.62.

Policy Years	Up to Target Premium	Excess over Target Premium
1-10	7%	4%
11+	4%	0%

POLICY DATA - CONT’D

MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

1. COST OF INSURANCE CHARGES

GIAC deducts the current cost of insurance charge for the Basic Policy on each Monthly Processing Date. GIAC bases the monthly cost of insurance charge on its current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The Table of Maximum Monthly Cost of Insurance Rates is shown on page 4. See the “Monthly Cost of Insurance” provision for further information.

2. ADMINISTRATIVE CHARGES

GIAC deducts the administrative charges for the Policy on each Monthly Processing Date.

•	$7.50 per month for all Policy Years, plus

•	$0.0958 per $1,000 of Basic Sum Insured at Issue deducted monthly for the first 10 policy years.

3. MAXIMUM MORTALITY AND EXPENSE RISK CHARGE

GIAC deducts the Mortality and Expense Risk charge for the Policy on each Monthly Processing Date. The charge is equal to a percentage of the total amount of Policy Account Value in the Variable Investment Options. The maximum percentages we will use for this charge are as follows:

•	For Policy Years 1-10, the rate is 0.0708333%;

•	For Policy Years 11-20, the rate is 0.0375% for amounts up to the Account Value Breakpoint, and 0.0208333% for amounts in excess of the Account Value Breakpoint.

•	For Policy Years 21 and subsequent, the rate is 0.0208333%.

4. RIDER CHARGES

GIAC will also deduct the cost of these riders. See the “Monthly Deductions” provision of this policy and the individual rider form(s) for further information.

RIDER	DESCRIPTION OF CHARGE	POLICY YEARS PAYABLE
GUARANTEED COVERAGE RIDER	0.0416667% times the Policy Account Value	1 through 20

	0.0166667% times the Policy Account Value	21 and subsequent

ACCIDENTAL DEATH BENEFIT RIDER	$ 0.21	1 through 40

GUARANTEED INSURABILITY OPTION RIDER	$ 2.32	1 through 23

DISABILITY BENEFIT RIDER	2.2968 times the Specified Amount divided by 100.	1 through 30

WAIVER OF MONTHLY DEDUCTIONS RIDER	2.8480 times the Monthly Deductions (excluding the cost of this rider) divided by 100.	1 through 30

POLICY DATA - CONT’D

TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

TRANSFERS

The minimum amount which may be transferred from a Variable Investment Option and the Fixed-Rate Option is the lesser of: a) $500, or b) the entire value of that option. GIAC reserves the right to charge $25 for each transfer after the 12th transfer in a policy year. Additional restrictions regarding transfers are described in “Allocations and Transfers ” section of this policy.

PARTIAL WITHDRAWAL OF NET CASH SURRENDER VALUE

The minimum partial withdrawal is $500. GIAC reserves the right to limit the number of withdrawals in a policy year to 12. See the “Partial Withdrawals and Surrender” section of this policy for further information.

POLICY CONTINUATION RIDER

There is a one-time charge for this rider if you are eligible to and elect to exercise the rider. The charge is guaranteed to be no more than 4.5% of the Policy Account Value at the time you make such election.

SURRENDER CHARGES

The table below shows surrender charges for the Initial Face Amount. For a detailed description of surrender charges, see the “Partial Withdrawals and Surrender” section of this policy.

POLICY YEAR	SURRENDER CHARGE
1	$877.50
2	$780.00
3	$682.50
4	$585.00
5	$487.50
6	$341.25
7	$195.00
8	$48.75
9 and thereafter	$0.00

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk for the Initial Face Amount will never exceed the applicable maximum monthly cost of insurance rate shown below. See the “Monthly Cost of Insurance” provision of this policy for further information.

INSURED’S ATTAINED AGE	FACTOR	INSURED’S ATTAINED AGE	FACTOR
35	0.14096	75	5.06274
36	0.14764	76	5.62182
37	0.15683	77	6.21387
38	0.16685	78	6.83324
39	0.17854	79	7.49616

40	0.19107	80	8.22966
41	0.20611	81	9.05445
42	0.22115	82	9.99708
43	0.23870	83	11.07332
44	0.25626	84	12.26712

45	0.27717	85	13.55591
46	0.29975	86	14.91787
47	0.32401	87	16.34412
48	0.34996	88	17.80841
49	0.37927	89	19.33267

50	0.41026	90	20.94168
51	0.44713	91	22.66794
52	0.48989	92	24.57677
53	0.53771	93	26.76407
54	0.59311	94	29.63735

55	0.65444	95	33.93112
56	0.72255	96	41.27938
57	0.79493	97	56.03986
58	0.87327	98	83.33333
59	0.96182	99	83.33333

60	1.06061
61	1.17052
62	1.29585
63	1.43921
64	1.60155

65	1.78129
66	1.97513
67	2.18574
68	2.41241
69	2.66044

70	2.94130
71	3.31274
72	3.63093
73	4.05839
74	4.54126

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the Section 7702 Minimum Death Benefit (see the “Death Proceeds” section of this policy for further information).

INSURED’S ATTAINED AGE	FACTOR	INSURED’S ATTAINED AGE	FACTOR
35	2.50	75	1.05
36	2.50	76	1.05
37	2.50	77	1.05
38	2.50	78	1.05
39	2.50	79	1.05

40	2.50	80	1.05
41	2.43	81	1.05
42	2.36	82	1.05
43	2.29	83	1.05
44	2.22	84	1.05

45	2.15	85	1.05
46	2.09	86	1.05
47	2.03	87	1.05
48	1.97	88	1.05
49	1.91	89	1.05

50	1.85	90	1.05
51	1.78	91	1.04
52	1.71	92	1.03
53	1.64	93	1.02
54	1.57	94	1.01

55	1.50	95	1.00
56	1.46	96	1.00
57	1.42	97	1.00
58	1.38	98	1.00
59	1.34	99	1.00

60	1.30
61	1.28
62	1.26
63	1.24
64	1.22

65	1.20
66	1.19
67	1.18
68	1.17
69	1.16

70	1.15
71	1.13
72	1.11
73	1.09
74	1.07

1. DEFINITIONS

Certain important terms used in this policy are defined below. Additional terms, not explained here, are defined in other parts of this policy.

Account Value Breakpoint	A factor in the calculation of the mortality and expense risk charge beginning on the 10th Policy Anniversary. The Account Value Breakpoint is equal to $100,000 minus the amount of Policy Account Value in the Fixed-Rate Option on the Monthly Processing Date on which the mortality and expense charge is being determined. However, in no event can the Account Value Breakpoint be less than zero.

Additional Sum Insured	The Additional Sum Insured, if elected, is additional insurance coverage which provides a death benefit to the policy anniversary on which the insured is Attained Age 100. The initial Additional Sum Insured is shown on page 3.

Allocation Options	The Allocation Options consist of the Variable Investment Options and the Fixed-Rate Option.

Attained Age	The insured’s Issue Age as shown on page 3, plus the number of policy years completed since the Policy Date.

Basic Policy	This policy, including any attached endorsements and applications, but excluding any additional benefit riders.

Basic Sum Insured	The Basic Sum Insured is shown on Page 3.

Business Day	Each day that GIAC processes transactions, currently including each day that the New York Stock Exchange or its successor is open for trading and GIAC is open for business. GIAC’s close of business is 4:00 PM New York City time or, if earlier, the close of the New York Stock Exchange. If any transaction or event occurs or is scheduled to occur on a day that is not a Business Day, or if a transaction is received after GIAC’s close of business, such transaction or event will be deemed to occur as of the next following Business Day unless otherwise specified.

Cash Surrender Value	The Policy Account Value less any surrender charges.

Face Amount	The sum of the Basic Sum Insured, plus any Additional Sum Insured, including any increases and decreases made to such amounts since the Issue Date. On the Policy Anniversary on which the insured is Attained Age 100, all Additional Sum Insured coverage will end. Therefore, the Face Amount thereafter will be the Basic Sum Insured in effect on the date of death of the insured.

Good Order	Notice from the party authorized to initiate a policy transaction under this policy in a format satisfactory to GIAC, including all information required by GIAC to process the requested transaction under this policy.

Initial Face Amount	The Face Amount on this policy’s Issue Date.

Internal Revenue Code	The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit	A unit of measure used to determine the value attributable to a Variable Investment Option.

Issue Age	The insured’s age on the birthday nearest the Policy Date. The Issue Age is shown on page 3.

Issue Date	The date this policy is issued at the Customer Service Office. The Issue Date is shown on page 3.

Loan Account	An account to which values from the Variable Investment Options and the Fixed-Rate Option are transferred when a policy loan is taken. The Loan Account is equal to the Loan Amount plus interest credited to the Loan Amount since the last Policy Anniversary and minus any unpaid loan interest that has accrued since the last Policy Anniversary.

Loan Amount	Loan Amount is the sum of any amounts borrowed plus any capitalized loan interest less any loan repayment.

Minimum Annual Premium	If this policy has a No-Lapse Guarantee provision (as indicated on page 3), the Minimum Annual Premium is the amount used in the No-Lapse Guarantee Condition calculation.

Monthly Deductions	The total of the charges due and payable on each Monthly Processing Date.

Monthly Processing Date	The day of each policy month on which the Monthly Deductions are deducted from the Policy Account Value and certain policy benefits and values are calculated. The Monthly Processing Date is the same date of each calendar month as the Policy Date, or the last day of a calendar month, if earlier. If such calendar day is not a Business Day, the Monthly Processing Date will be the next following Business Day.

Net Amount at Risk

The amount calculated as:

•      the amount of death benefit provided under the Death Benefit Option in force on the Monthly Processing Date;

•      divided by 1.0032737;

•      less the Policy Account Value on that Monthly Processing Date after the deduction of all policy charges other than cost of insurance and all rider charges other than those associated with any attached Waiver of Monthly Deductions Rider.

A separate Net Amount at Risk is determined for the Basic Sum Insured, Additional Sum Insured and for each Policy Segment. In addition, for any Policy Segment that is allocated to both Basic Sum Insured and Additional Sum Insured, we determine a separate Net Amount at Risk for each of these components. The Net Amount at Risk for any coverage segment can never be less than zero.

Net Cash Surrender Value	The Cash Surrender Value less any Policy Debt.

Net Accumulated Premiums	For Death Benefit Option 3, the sum of premiums paid less the sum of adjusted partial withdrawals taken to date. An adjusted partial withdrawal is the partial withdrawal reduced by the portion that exceeds the Net Accumulated Premiums at the date of the partial withdrawal.

Net Premium	The portion of a premium payment that is allocated to the Variable Investment Options or the Fixed-Rate Option. We deduct a premium charge based on the percentages shown on the Policy Data pages from each premium payment before allocation.

Planned Premium	The premium you designate in the application. The amount or mode of the Planned Premium may be changed if we receive your signed written request for such change in Good Order at the Customer Service Office.

Policy Account Value	The sum of the values of the Variable Investment Options, the Fixed-Rate Option and the Loan Account. The unloaned Policy Account Value is the Policy Account Value less the Loan Account. In this policy, the Policy Account Value on a Monthly Processing Date is the value after the subtraction of the Monthly Deductions due on that date, unless specified otherwise.

Policy Anniversary	The same date of each calendar year as the Policy Date.

Policy Date	The Policy Date is shown on page 3. Policy months, policy years and Policy Anniversaries are measured from the Policy Date. This date also determines the insured’s Issue Age.

Policy Debt	The Loan Amount, plus accrued and unpaid loan interest.

Policy Segment	The additional coverage provided by an increase in the Face Amount. Any increase in Face Amount can be allocated to increase the Basic Sum Insured, the Additional Sum Insured, or a combination of both. Each Policy Segment has its own underwriting class and charge structure as described in the “Increases in Face Amount” provision.

Section 7702	The section of the Internal Revenue Code which defines life insurance.

Target Premium	An amount we use to determine premium charges. The Target Premium for the Initial Face Amount is shown on the Policy Data pages.

Unit Value	The value of an Investment Unit.

Variable Investment Options	The investment divisions of The Guardian Separate Account N (Account N).

2. DEATH PROCEEDS

Death Proceeds

The death proceeds become payable to the beneficiary upon our receipt at the Customer Service Office of due proof in Good Order that the insured died while this policy was in force. The death proceeds payable are the sum of the following:

•	the amount of death benefit as calculated on the date of the insured’s death provided under the Death Benefit Option then in force (see the “Death Benefit Options” provision below); and

•	any insurance on the insured’s life provided by additional benefit riders;

less, as of the date of the insured’s death:

•	any Policy Debt; and

•	the lesser of:

•	an amount to bring the Policy Account Value less Policy Debt up to zero, if such amount is less than zero as of the date of death;

•	any deficiency in the No-Lapse Guarantee Condition if this policy is within the No-Lapse Guarantee period (see the “No Lapse Guarantee” provision); or

•	any deficiency in the Guaranteed Coverage Requirement for the Guaranteed Coverage Rider if such rider is in effect under the policy.

Death Benefit Options

The owner elects the Death Benefit Option in the application.

Option 1 (Level): The amount of death benefit provided under this option on any date is the greater of:

•	the Face Amount; or

•	the minimum death benefit required under Section 7702.

Option 2 (Increasing): The amount of death benefit provided under this option on any date is the greater of:

•	the Face Amount plus the Policy Account Value, if positive; or

•	the minimum death benefit required under Section 7702.

Option 3 (Return of Premium): The amount of death benefit provided under this option on any date is the greater of:

•	The Face Amount plus the Net Accumulated Premiums; or

•	the minimum death benefit required under Section 7702.

On the Policy Anniversary nearest the insured’s 121st birthday the death benefit under Death Benefit Options 1, 2 and 3 will equal the Policy Account Value on that date. We will pay such amount to the owner, successor owner, or owner’s estate at that time, and this policy will end. Any outstanding Policy Debt will be deducted prior to such payment.

Section 7702 Minimum Death Benefit

The amount of death benefit will always equal or exceed the minimum death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test under Section 7702, as elected in the application. Once the policy is issued, this election may not be changed. The test which applies to this policy is shown on the Policy Data pages.

The minimum death benefit required under Section 7702 on any date is the Policy Account Value on that date multiplied by the factor for the appropriate Attained Age shown in the Table of Death Benefit Factors on the Policy Data Pages.

DEATH PROCEEDS (cont’d)

Changing the Death Benefit Option

Subject to the rules stated below and while the insured is living, you may change the Death Benefit Option of this policy on or after the first Policy Anniversary. We must receive your signed written request for the change in Good Order at the Customer Service Office. No evidence of insurability will be required. Any such change will become effective on the Monthly Processing Date that is on or next following the date of receipt of the request.

The right to change the Death Benefit Option ends on the policy anniversary on which the insured is Attained Age 100. Also, the Death Benefit Option may not be changed if Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider. In addition, if this policy contains a Policy Continuation Rider, and you elect to exercise the benefit provided under such rider, we will change the Death Benefit Option to Option 1 and no subsequent changes will be permitted.

Changing from Option 1 to Option 2: When we make this change, the Face Amount of the policy will be decreased by the amount of the Policy Account Value on the effective date of the change. The Face Amount is decreased so that the amount of death benefit remains the same on the effective date of change. In reducing the Face Amount, we will follow the same procedures described in the “Decreases in Face Amount” provision. We will not permit any change from Option 1 to Option 2 if it results in the reduction of the Face Amount below the Minimum Face Amount shown on the Policy Data page.

Changing from Option 2 to Option 1: When we make this change, the Face Amount of the policy will be increased by the amount of the Policy Account Value on the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Changing from Option 3 to Option 1: When we make this change, the Face Amount will be increased by the amount of the Net Accumulated Premiums on the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same on the effective date of change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Changing from Option 3 to Option 2: When we make this change, the Face Amount will be adjusted by an amount equal to (a) minus (b) on the effective date of change, where:

(a)	is the Net Accumulated Premiums on the effective date of the change, and

(b)	is the Policy Account Value on the effective date of change.

The net effect is that the Face Amount is increased or decreased so that the amount of the death benefit remains the same on the effective date of change. Any increase in Face Amount caused by this change will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased. Any decrease in Face Amount caused by this change will follow the same procedures described in the “Decreases in Face Amount” provision. We will not allow the change if it would result in a Face Amount decrease that would reduce the Face Amount below the Minimum Face Amount shown on the Policy Data page.

No Changes to Option 3: Changes from Option 1 to Option 3, or from Option 2 to Option 3 are not allowed.

3. CHANGING THE FACE AMOUNT

Increases in Face Amount

You may request an increase in the Face Amount on or after the first Policy Anniversary. However the insured must be Attained Age 85 or less at the time of the increase. Evidence of insurability satisfactory to us must be provided to increase the face amount. We must receive your signed written request for the increase in Good Order at the Customer Service Office. If a request to increase the Face Amount is approved, the increase will take effect on the Monthly Processing Date that is on or next follows the date we approve the request, provided that the insured is living on that date. The issue age for an increase in face amount will be the insured’s Attained Age under the policy at the time the increase takes effect. The minimum Face Amount increase is $10,000.

Any Face Amount increase, with the exception of an increase that results from a change in Death Benefit Option, will be treated as a separate Policy Segment. Each Policy Segment will have its own:

•	underwriting class;

•	cost of insurance rates;

•	surrender charges;

•	administrative charges;

•	Target Premiums; and

•	Minimum Annual Premium.

Premium charges will be affected by Policy Segments (see the “Determination of Premium Charges” provision).

The new Policy Segment that results from a Face Amount increase can be classified as either Basic Sum Insured coverage or Additional Sum Insured coverage, or some combination of Basic Sum Insured and Additional Sum Insured. However, under no circumstances can the total amount of Additional Sum Insured coverage exceed 4 times the total Basic Sum Insured coverage. At the time you request the increase, you should indicate how you wish to have the Policy Segment apportioned. If you do not instruct us otherwise, the increase will be treated as Basic Sum Insured coverage.

We will send you revised Policy Data pages reflecting any changes caused by an increase in Face Amount.

We will not permit an increase in Face Amount if the Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider.

Decreases in Face Amount

You may request a decrease in the Face Amount at any time. We must receive your signed written request for the decrease in Good Order at the Customer Service Office. To process a decrease in the Face Amount, we require that:

•	the insured is living on the date the decrease will take effect;

•	the amount of the decrease is at least $5,000; and

•	the reduced Face Amount is not less than the Minimum Face Amount shown on the Policy Data page.

The decrease will take effect on the Monthly Processing Date that is on or next follows the date we receive a request to decrease the Face Amount that meets all of the above requirements. A decrease is applied:

•	first, to reduce the amount provided by each Policy Segment that resulted from any prior Face Amount increases, in the reverse order in which these increases were made, beginning with the most recent Policy Segment. In reducing a Policy Segment, we will first reduce the portion of the Policy Segment that was issued as Additional Sum Insured coverage, and then any amount that was issued as Basic Sum Insured coverage;

•	next, to reduce the Additional Sum Insured portion of the Initial Face Amount;

•	finally, to reduce the Basic Sum Insured portion of the Initial Face Amount.

We will send you revised Policy Data pages reflecting any changes caused by a decrease in Face Amount.

The policy’s Face Amount can also be decreased in conjunction with your request to make a partial withdrawal or to change the Death Benefit Option. These types of decreases will be treated the same as any other decrease, except that the $5,000 minimum does not apply.

We will not permit a decrease in Face Amount if the Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider.

4. OWNER AND BENEFICIARY

Owner

The owner is named in the application or in any later change shown in our records. While the insured is living and subject to any assignment on file with us, the owner alone has the right to receive all benefits and exercise all rights this policy grants or we allow.

Successor Owner

A numbered sequence may be used to name successor owners. If the owner dies, ownership passes to the next designated successor owner then living. If none is then living, ownership passes to the owner’s estate. No successor owner is permitted when the insured and the owner are the same person.

Joint Owner

If more than one person is named as owner with no numbered sequence or the same number sequence (as described in “Successor Owner” above), they are joint owners. Except for transfers, any request for a policy transaction or change must be signed by all of the joint owners named in our records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally. When the last joint owner dies, ownership passes to that person’s estate, unless otherwise provided.

Beneficiary

The beneficiary is named in the application or in any later change shown in our records. We will pay the death proceeds to the beneficiary, subject to the terms of the “Death Proceeds” provision. Unless otherwise provided, in order to receive proceeds at the insured’s death, a beneficiary must be living on the earlier of:

•	the date we receive due proof of the insured’s death in Good Order at the Customer Service Office; or

•	the 15th day after the insured’s death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner’s estate is the beneficiary.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Concurrent Beneficiary

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. Shares are equal, unless otherwise specified. If shares are equal, the share of a concurrent beneficiary who predeceases the insured will be shared equally by the surviving concurrent beneficiaries. If unequal shares are specified and a concurrent beneficiary predeceases the insured, the beneficiary of that share will be the owner or the owner’s estate.

Change of Owner or Beneficiary

You may change the owner of this policy or a beneficiary by your signed written request in Good Order. The change will take effect as of the date the request is signed, whether or not the insured is living when we receive the request at the Customer Service Office. However, the change will not apply to any payments we made or actions we took on or before the date we receive the request.

Assignment

We will not be bound by any assignment unless the original, or a copy, is filed at the Customer Service Office in Good Order. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. The rights of any owner or beneficiary and the entire contract, as defined in “The Contract” provision of this policy, will be subject to the assignment.

We will rely solely on the assignee’s statement as to the amount of the assignee’s interest. We will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except: the right to change the owner or beneficiary, the right to elect a Payment Option, and the right to allocate or transfer amounts among the Variable Investment Options and the Fixed-Rate Option.

Assignments are subject to all payments we made or actions we took on or before the date we receive the assignment in Good Order at the Customer Service Office.

5. PREMIUMS, LAPSE AND REINSTATEMENT

Premium Payment

The first premium is due on the Issue Date. This premium must be at least equal to the Minimum Premium to Issue Policy, which is shown on the Policy Data page. If this policy is backdated, then the first premium must also be enough to cover Monthly Deductions due between the Policy Date and the Issue Date. This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums are payable only at the Customer Service Office. Upon request, we will give you a receipt signed by one of our officers.

A Planned Premium was selected when this policy was applied for. We will send reminder notices for the Planned Premium annually, semi-annually, or quarterly as requested. However, no premium needs to be paid as long as the Policy Account Value less any Policy Debt is greater than or equal to zero.

The minimum premium payment we will accept is $100 unless we have authorized payment under a pre-authorized check plan. The minimum premium payment we will accept under a pre-authorized check plan is $25.

Premiums are not required and cannot be paid after the Policy Anniversary on which the insured is Attained Age 100. This includes the Specified Amount under any Disability Benefit Rider attached. All premiums are subject to our premium limitations.

Premium Limitations

The Guideline Premium Test under Section 7702 of the Internal Revenue Code limits the relationship of premiums to death benefit in order for this policy to qualify as life insurance. If you elect the Guideline Premium Test as the method for testing Section 7702 compliance, we will refund to you any portion of a premium payment which violates Section 7702 limits with interest at an annual rate of 6% within 60 days of receipt of such premium.

If you elect the Cash Value Accumulation Test as the method for testing Section 7702 compliance, we will accept any payment that would not result in an increase in the death proceeds as a result of Section 7702. If a premium would cause such an increase, we will accept the payment as long as the cumulative payments in the policy year in which the payment is received do not exceed 150% of the Target Premium. We will refund to you any portion of a premium payment that violates these rules. However, such premium may be accepted if satisfactory evidence of insurability of the insured is provided to us.

Crediting Payments

When a payment is received at the Customer Service Office without being identified as a premium payment, such payment will be applied first, to repay any Policy Debt, and then, as a premium payment. Any payment received during the grace period will be treated as an unidentified payment. All premium payments will be credited as of the Business Day of receipt in Good Order at the Customer Service Office.

Determination of Premium Charges

A premium charge is a charge that is deducted from premium payments before they are credited to the policy. We determine the premium charges based on:

•	The premium charge percentages shown on the Policy Data page;

•	The Target Premiums associated with the Initial Face Amount and any Policy Segments; and

•	Our method of assigning premium payments to the Initial Face Amount and any Policy Segments.

If the Face Amount of this policy is increased and a new Policy Segment is created, there will be a Target Premium associated with that Policy Segment. The new Policy Data pages we provide you when you increase the Face Amount will show the Target Premium associated with the new Policy Segment.

For the purpose of determining the appropriate Premium Charge, each premium payment we receive is assigned to the Initial Face Amount and each successive Policy Segment according to the Target Premium for each of these coverages and the effective date of each of these coverages. Premiums are first assigned to the Initial Face Amount up to the amount of the Target Premium for the Initial Face Amount. Any excess premium is assigned to the oldest Policy Segment up to the amount of its Target Premium, and then to successive Policy Segments, from oldest to most recent, according to the Target Premiums for each Segment. Once premium payments have been fully assigned to the total Target Premium for the entire policy, then subsequent premiums received will be treated as a payment above Target and will have a lower premium load. Premiums considered to be above Target will be applied proportionately among the Initial Face Amount and each Policy Segment based on the Target Premiums for each of these coverages. However, in assigning premiums, the amount assigned is reset to zero on each Policy Anniversary for the Initial Face Amount, and the amount assigned to each Policy Segment is reset to zero on each anniversary of the effective dates for each of these Policy Segments.

PREMIUMS, LAPSE AND REINSTATEMENT (cont’d)

Continuation of Insurance

On each Monthly Processing Date, Monthly Deductions are subtracted from the unloaned Policy Account Value. Except as may be provided in the “No-Lapse Guarantee Period” provision of this policy, or any attached “Guaranteed Coverage Rider”, this policy may lapse if the Policy Account Value, after subtracting these charges, minus the Policy Debt is less than zero.

Grace Period

We allow a grace period of 61 days after any Monthly Processing Date on which the Policy Account Value, after subtracting the Monthly Deductions, minus any Policy Debt is less than zero. During the grace period, the policy remains in force. During the grace period, in order to prevent your policy from lapsing, you must make a premium payment such that the Policy Account Value less Policy Debt is greater than or equal to zero. Before applying this payment to the policy, we will deduct any Monthly Deductions that are due but were unpaid because the Policy Account Value was insufficient to cover such charges. If you do not make such a premium payment by the end of the 61-day grace period, this policy will lapse without value.

While the policy is in the grace period, we will mail you a notice, at least 30 days before the end of the grace period, to notify you that the policy is in danger of lapsing. This notice will be mailed to the last known address for the policyowner (and any assignee) on our records.

See the “No-Lapse Guarantee Period” provision of this policy and any attached “Guaranteed Coverage Rider” for special rules regarding policy lapse when either of those benefits applies.

No Lapse Guarantee Period

This policy may provide a No-Lapse Guarantee Period, if indicated on Policy Data page 3 of your policy. If such a benefit applies, the benefit begins on the Policy Date and ends at the end of the No-Lapse Guarantee Period shown on page 3. During the No-Lapse Guarantee Period, we guarantee that this policy (including any riders) will not lapse even if the Policy Account Value less Policy Debt is less than zero on a Monthly Processing Date, if the No-Lapse Guarantee Condition is met on such Date.

No Lapse Guarantee Condition

The No Lapse Guarantee Condition on any Monthly Processing Date is met if (a) is equal to or greater than (b) where:

(a)	is the sum of all premium payments made under this policy:

•	plus amounts applied under any Disability Benefit Rider attached to this policy; less

•	any existing Policy Debt; and less

•	any previous partial withdrawals; and

(b)	is the sum of the Minimum Annual Premiums for all previous policy years, plus the Minimum Annual Premium for the current policy year times a ratio. This ratio equals one plus the number of complete policy months since the last Policy Anniversary, divided by 12. The Minimum Annual Premium is shown on the Policy Data pages. This sum is reduced by the Minimum Annual Premium for any period that Monthly Deductions were waived under any Waiver of Monthly Deductions Rider attached to this policy.

During the No-Lapse Guarantee Period, if the Policy Account Value less Policy Debt on a Monthly Processing Date is less than zero, we will check the No-Lapse Guarantee Condition. If this Condition has been met as of that Date, this policy will not enter the grace period and any Monthly Deductions that were due and unpaid will be waived. If the No-Lapse Guarantee Condition is not met, and the Policy Account Value is less than zero on that Date, then the grace period will begin on that Date. In this case, the required payment to prevent the policy from lapsing is the lesser of:

•	The payment described in the “Grace Period” provision; or

•	The amount necessary to satisfy the No-Lapse Guarantee Condition.

PREMIUMS, LAPSE AND REINSTATEMENT (cont’d)

Reinstatement

If this policy lapses, it may be eligible for reinstatement within 5 years after the date of lapse. The reinstatement will not take effect until we approve the application for reinstatement, and receive payment of all amounts due as described below.

The requirements for reinstatement are:

•	Signed written application received at our Customer Service Office in Good Order;

•	Evidence of insurability satisfactory to us;

•	The insured must be living on the date the reinstatement takes effect;

•	Payment or reinstatement of any outstanding Policy Debt as of the date of lapse with interest at the maximum policy loan interest rate from the date of lapse to the date of reinstatement (see the “Policy Loans” provision). We will also credit interest to the Loan Amount at the minimum interest rate described in the “Loan Account” provision;

•	Payment of any Monthly Deductions which were due during the policy’s grace period, but uncollected, plus interest on this amount at an annual rate of 6% from the date of lapse to the date of reinstatement;

•	Payment of the difference between the surrender charge in effect at the time the policy lapsed and the surrender charge in effect on the date of reinstatement.

•	A premium payment of an amount equal (after deduction of premium charges) to 3 times the Monthly Deductions that were due on the Monthly Processing Date that was on or immediately preceded the date of lapse. In calculating the premium charge, we will use the percentage for the appropriate policy year that applies to payments made up to the Target Premium as shown on the Policy Data page;

The date of reinstatement will be the Monthly Processing Date on or after the date we approve the reinstatement. Charges for the policy after reinstatement will be based on the Attained Age at the time of reinstatement and the duration from original issue of the policy. The Policy Account Value upon reinstatement will be the Policy Account Value in effect at the time of lapse, plus the premium payment described above and any loan repayment you make at the time of reinstatement (following the rules set forth in the “Loan Repayments” provision).

If this policy lapsed during the No-Lapse Guarantee Period, if applicable, and is subsequently reinstated, the No Lapse Guarantee benefit will not be reinstated. The right to exchange this policy, as described in the “Exchange of Policy” provision, will also not be reinstated, except that we will allow an exchange if requested before the 2nd Policy Anniversary. We will not reinstate this policy if it was previously surrendered for its Net Cash Surrender Value.

6. ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, we will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with your premium allocation percentages then in effect. The allocation percentages in effect on the Issue Date are those designated in the application; they are also shown on the Policy Data pages.

You may subsequently change your premium allocation percentages for future premiums by sending us your signed written request in Good Order. Any allocation change will only apply to premiums received on or after the Business Day on which your request was received at our Customer Service Office. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

Transfers

The owner may transfer all or a portion of the unloaned Policy Account Value among the Variable Investment Options and the Fixed-Rate Option, subject to the conditions described below.

•	We must receive your proper request for transfer in Good Order at the Customer Service Office.

•	The minimum amount which may be transferred from a Variable Investment Option or the Fixed-Rate Option is the lesser of the amount shown on the Policy Data pages, or the entire value of that option.

•	We reserve the right to assess a charge for each transfer, after the twelfth transfer in a policy year. The amount of the transfer charge is shown on the Policy Data pages. If such charge is assessed, we will deduct the transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

ALLOCATIONS AND TRANSFERS (cont’d)

We also reserve the right, in our reasonable discretion, to limit, modify, restrict, suspend or eliminate an owner’s right to make transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Variable Investment Divisions and the Fixed-Rate Option and could include, but is not limited to:

•	Requiring the owner’s transfer requests to be made through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•	Refusing or otherwise restricting any transfer request by an owner which we believe alone or with a group of transfer requests may have a detrimental effect on Account N or the underlying Variable Investment Options; or if we are informed by any registered investment company of a Variable Investment Option that the purchase or redemption of shares to execute a transfer request would have a detrimental effect on the applicable Variable Investment Option(s).

On the Policy Anniversary on which the insured is Attained Age 100, if this policy is in force, we will transfer any portion of the Policy Account Value you have in the Variable Investment Options to the Fixed-Rate Option. From that point forward, no further transfers will be permitted, except between the Fixed-Rate Option and the Loan Account in the event that there are outstanding loans, or new loans taken, after Attained Age 100.

Frequency of Transfers and Effective Dates

We reserve the right to limit transfers among the Variable Investment Options or into the Fixed-Rate Option to once every 30 days. Any transfer among the Variable Investment Options or into the Fixed-Rate Option will be effective as of the close of the Business Day on which we receive the request in Good Order at the Customer Service Office.

We allow transfers from the Fixed-Rate Option into one or more of the Variable Investment Options only once each year, on or within 30 days after a Policy Anniversary. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of: (a) 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or (b) $2500.

Transfers from the Fixed-Rate Option will be effective:

•	as of the Policy Anniversary, if we receive your transfer request at the Customer Service Office on or within 30 days prior to that Anniversary; or

•	as of the close of the Business Day on which we receive your transfer request at the Customer Service Office, if such request is received within 30 days after a Policy Anniversary.

We will not process any request for transfer from the Fixed-Rate Option that is received on any other date.

Dollar Cost Averaging Transfer Option

You may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to The Guardian Cash Fund Variable Investment Option.

Under this option, an amount that you specify will be automatically transferred from The Guardian Cash Fund on a Monthly Processing Date and into one or more of the other Variable Investment Options or into the Fixed-Rate Option, as elected by you. The minimum amount that may be transferred into each option is $100 per transfer.

We must receive your signed written election of this option in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which such monthly transfers are to begin.

The Dollar Cost Averaging Transfer Option will terminate:

•	when we receive your signed written request for cancellation in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which a transfer would normally occur; or

•	if the portion of the Policy Account Value attributable to The Guardian Cash Fund is less than the amount designated for transfer on a Monthly Processing Date. In this event, we will automatically transfer the portion of the Policy Account Value remaining in The Guardian Cash Fund on a pro-rata basis into the other Variable Investment Options or into the Fixed-Rate Option, in accordance with your then current Dollar Cost Averaging transfer instructions.

You may change the transfer instructions under this option or reinstate this option if it has terminated. We must receive your signed written request in Good Order at the Customer Service Office at least 3 Business Days before the Monthly Processing Date on which such change or reinstatement is to take effect.

7. THE SEPARATE ACCOUNT

The Guardian Separate Account

The Variable Investment Options under this policy are funded by The Guardian Separate Account N (Account N). Account N is a separate investment account established by The Guardian Insurance & Annuity Company, Inc. (GIAC) under the laws of the state of Delaware. Account N is subject to the laws of the jurisdiction in which this policy is issued. Account N is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account N is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. We own the assets in Account N. The assets in Account N are kept separate from our general account and our other separate accounts.

Assets equal to the reserves and contract liabilities of Account N will not be charged with liabilities that arise from any other business we may conduct. We may transfer assets in excess of the reserves and contract liabilities of Account N to our general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account N are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account N’s other Variable Investment Options or in our general account, or other separate accounts. The valuation of all assets in Account N will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account N consists of a number of investment divisions or Variable Investment Options. Each investment division of Account N invests in shares of a registered investment company. Such a company may include a mutual fund or a separate portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account N as it relates to this policy. Each underlying investment company is more fully described in a separate prospectus. Any investment adviser’s fee, if applicable, is described in the appropriate prospectus.

Rights Reserved

We reserve the right to take certain actions which we deem necessary to serve the best interests of the owner and beneficiary, and appropriate to carry out the purposes of this policy.

We will exercise our reserved rights only when permitted by applicable law. When required by law, we will obtain your approval, as well as approval by the SEC and any appropriate regulatory authority. Examples of the actions we may take include:

•	deregistering Account N under the 1940 Act;

•	operating Account N in any form permitted under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	transferring any assets in an investment division into another investment division, or into one or more separate accounts, or into our general account;

•	adding, combining or removing investment divisions in Account N;

•	substituting, for the policy account values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

•	changing the way we deduct or collect charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

•	modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

•	modifying, adding to, eliminating, or suspending the owner’s ability to allocate Net Premiums or transfer unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option;

•	making any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

THE SEPARATE ACCOUNT (cont’d)

We will notify you if any of these changes result in a material change in the underlying investments of an investment division of Account N to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If you object to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then we will transfer that value into another investment division, or the Fixed-Rate Option. To effect such transfer, we must receive your signed written request in Good Order at the Customer Service Office within 60 days of the postmarked notice of material change. We will not deduct a transfer charge for this transaction.

8. THE FIXED-RATE OPTION

The Fixed-Rate Option is funded by our general account. You may allocate all or part of any Net Premium to the Fixed-Rate Option. You may also transfer all or part of the Policy Account Value attributable to the Variable Investment Options into the Fixed-Rate Option, subject to the “Allocations and Transfers” Section of this policy.

We will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 3% and will be credited to the Fixed-Rate Option whenever a financial transaction takes place under the policy. We may declare interest rates greater than 3% at our discretion. If a new interest rate is declared, it will apply to all funds in the Fixed-Rate Option from the date of declaration to the date the rate is changed again.

The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. We will provide the interest rate in effect on any other date upon request.

9. POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values of the Variable Investment Options, the Fixed-Rate Option and the Loan Account attributable to this policy. On a Monthly Processing Date, the Policy Account Value is the sum of these values after subtracting the Monthly Deductions due on that date (unless specified otherwise in this policy).

Each Variable Investment Option has Investment Units and a related Unit Value.

The portion of the Policy Account Value attributable to a Variable Investment Option equals:

•	the number of Investment Units attributable to this policy which are in that Variable Investment Option; multiplied by:

•	the applicable Unit Value for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Fixed-Rate Option, and the Loan Account if any, is expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and canceled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. We determine the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Unit Value for that Variable Investment Option at the close of the Business Day on which the transaction occurs.

Investment Unit Value

We determine the Unit Value for each Variable Investment Option at the close of every Business Day. The Unit Value for any Business Day is (a) multiplied by (b), where:

(a)	is the Unit Value for the Investment Unit at the close of business on the preceding Business Day; and

(b)	is the net investment factor, as described below, for the current Business Day.

POLICY ACCOUNT VALUE (cont’d)

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c) where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the current Business Day;

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option on the current Business Day reduced by the sum of any federal, state, or local taxes payable by GIAC and allocated by GIAC to the Variable Investment Option; and

(c)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the Business Day immediately preceding the current Business Day.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account N.

Monthly Deductions

On each Monthly Processing Date, we will deduct Monthly Deductions from the Variable Investment Options and the Fixed-Rate Option in proportion to the portion of the Policy Account Value attributable to each option. The Monthly Deductions for a policy month are the sum of:

•	the monthly cost of insurance charge;

•	the administrative charges;

•	the mortality and expense risk charge; and

•	the monthly costs for any riders.

The Monthly Deductions are calculated after we process any other requested transactions on the policy, such as premium payments, loan repayments, withdrawals, transfers, face amount changes, and changes in death benefit option.

We will not make Monthly Deductions on or after the Policy Anniversary when the insured is Attained Age 100.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Processing Date equals the sum of the products of (a) and (b), where:

(a)	is the applicable cost of insurance rate in effect on that Monthly Processing Date; and

(b)	is the applicable Net Amount at Risk on the Monthly Processing Date, divided by 1,000.

(a) and (b) are determined separately for the Initial Face Amount and any Policy Segments and also are determined separately for the Basic Sum Insured and the Additional Sum Insured within each coverage segment.

The monthly cost of insurance charge is calculated after the deduction of all other monthly policy charges listed above and all monthly rider charges, with the exception of any Waiver of Monthly Deductions rider attached to this policy.

When the Net Amount at Risk is determined, the Policy Account Value will be allocated first to the Basic Sum Insured for the Initial Face Amount. Any excess will then be allocated to any Additional Sum Insured component of the Initial Face Amount. Any remaining Policy Account Value will then be allocated to each Policy Segment, from oldest to most recent. Within each Policy Segment, the Policy Account Value will first be allocated to any Basic Sum Insured component and then to any Additional Sum Insured component. The last portion of the death benefit that the Policy Account Value will be allocated to will be any increase in death benefit caused by Section 7702 of the Internal Revenue Code.

Monthly cost of insurance rates applicable to the Net Amount at Risk for the Initial Face Amount and any Policy Segments are based on the:

•	insured’s underwriting class and age at issue;

•	whether the coverage is Basic Sum Insured or Additional Sum Insured;

•	current total Face Amount of the policy, including any Policy Segments;

•	sex, and;

•	Policy or Policy Segment duration.

POLICY ACCOUNT VALUE—cont’d

We have the right to change the monthly cost of insurance rates. However, these rates will never exceed the maximum monthly cost of insurance rates shown in the table on page 4 for the appropriate underwriting class. Any such change will be made on a uniform basis to all policies that are issued on this form for insureds who have the same underwriting class, Age on the Policy Date or the effective date of any Policy Segment, total Face Amount, sex, and Policy or Policy Segment duration.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for mortality, expenses, persistency, federal income taxes, state or local premium taxes, and/or our investment earnings. Changes in the monthly cost of insurance rates will be determined only prospectively and will not be made because of a deterioration in the insured’s health. Changes will not be made in order to recoup any prior losses or distribute prior gains. Any change in cost of insurance rates will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Administrative Charges

The Monthly Deductions on each Monthly Processing Date includes the administrative charges shown on the Policy Data pages. The administrative charges are not affected by subsequent decreases in Face Amount or by Death Benefit Option changes.

Mortality and Expense Risk Charge

The mortality and expense risk charge is based on the Policy Account Value allocated to the Variable Investment Options on the Monthly Processing Date before any other Monthly Deductions are subtracted. The amount of this charge varies by duration, and the rates are guaranteed never to exceed a maximum monthly rate as specified on the Policy Data pages.

10. PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

At any time while the insured is living, and before the Policy Anniversary on which the insured is Attained Age 100, you may request a partial withdrawal from the Net Cash Surrender Value, subject to the conditions described below. All partial withdrawals will reduce the Policy Account Value by the amount of the partial withdrawal. Depending on the Death Benefit Option in effect, all or part of the partial withdrawal may also reduce the Face Amount of the policy, as described below.

The conditions for taking a partial withdrawal are as follows:

•	we must receive your signed written request in Good Order at the Customer Service Office;

•	the withdrawal must be at least equal to the minimum partial withdrawal amount shown on the Policy Data page;

•	if Death Benefit Option 1 or Option 3 is in effect, the Face Amount remaining after any reduction, as specified below, may not be less than the Minimum Face Amount shown on the Policy Data pages; and

•	the Net Cash Surrender Value after a partial withdrawal must be at least equal to 3 times the most recent Monthly Deductions.

A partial withdrawal will take effect as of the Business Day on which we receive your signed written request in Good Order for the withdrawal. In processing the partial withdrawal and in determining what part of the Face Amount, if any, must be reduced due to the withdrawal request, we will use values as of the close of that Business Day.

For Death Benefit Option 1, we will reduce the Face Amount by the amount of the partial withdrawal minus the amount by which (a) exceeds (b) where:

(a)	equals the Policy Account Value; and

(b)	equals the Face Amount, divided by the applicable Death Benefit Factor shown on the Policy Data pages.

For Death Benefit Option 2, the Face Amount will not be reduced due to a partial withdrawal.

For Death Benefit Option 3, we will reduce the Face Amount by the amount of the partial withdrawal minus the greater of:

•	the Net Accumulated Premiums; or

•	the amount by which (a) exceeds (b) where (a) is the Policy Account Value, and (b) is the Face Amount divided by the applicable Death Benefit Factor shown on the Policy Data page.

PARTIAL WITHDRAWALS AND SURRENDER (Cont’d)

We will send you revised Policy Data pages reflecting any reduction in benefits and values due to a partial withdrawal.

We will first deduct the amount of any partial withdrawal from the Policy Account Value attributable to the Variable Investment Options specified in your request for the partial withdrawal. We will only deduct from the Fixed Rate Option if the partial withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a partial withdrawal without specifying the Variable Investment Options from which the withdrawal should be taken, we will process the withdrawal in proportion to the relative amount you have in each Variable Investment Option.

We will not process any request for a partial withdrawal that exceeds the amount available. We reserve the right to limit the number of partial withdrawals to 12 a policy year.

Surrender

You may surrender this policy for its full Net Cash Surrender Value by sending us this policy and your signed written request in Good Order to our Customer Service Office. The surrender will take effect as of the close of the Business Day on which we receive the written request. Upon surrender, this policy will terminate and all insurance under this policy will end. If the surrender request is processed on a Monthly Processing Date, we will not deduct the Monthly Deductions due on that Date from the Policy Account Value in determining the Net Cash Surrender Value.

We will deduct surrender charges if this policy is surrendered for its Net Cash Surrender Value during a surrender charge period. Total surrender charges under this policy will equal the sum of the surrender charges for the Initial Face Amount and any Policy Segments.

The Surrender Charge Table applicable to the Initial Face Amount is shown on the Policy Data Pages. An increase in Face Amount that creates a new Policy Segment will result in additional surrender charges as of the effective date of the new Policy Segment. You will be notified of the new surrender charges.

Surrender charges are not affected by a change in Death Benefit Option or by decreases in Face Amount.

11. POLICY LOANS

You may obtain a policy loan at any time the insured is living. We must receive your signed written request in Good Order at our Customer Service Office. This policy must be assigned to us; this is the only security needed. The policy loan will take effect as of the Business Day on which we receive the written request. The minimum loan amount is $500.

Loan Value

The loan value is the maximum amount you can borrow on this policy. The loan value on any Business Day is:

•	98% of the Cash Surrender Value on that Business Day; less

•	the amount of any Policy Debt on that Business Day; less

•	the amount of any interest which will accrue on any existing Policy Debt and the new requested loan from the current Business day to the next Policy Anniversary; less

•	the amount of the most recent Monthly Deductions made multiplied by the number of Monthly Processing Dates that will occur between the current Business Day and the next Policy Anniversary.

Policy Debt at Death

Any Policy Debt not repaid upon the insured’s death will be deducted from the death proceeds.

Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The maximum annual interest rate charged on policy loans is 4% until the date shown on the Policy Data page, and 3.5% thereafter. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date.

See the “Loan Repayment” provision for interest on date a loan repayment is made.

POLICY LOANS (Cont’d)

Loan Account

When you take a policy loan, we transfer an amount equal to the loan amount from the Variable Investment Options and the Fixed-Rate Option into a Loan Account. An amount equal to the loan amount remains in the Loan Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Account no longer share in the investment experience of the Options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applies to the Fixed-Rate Option.

We will first transfer the loan amount from the Policy Account Value attributable to the Variable Investment Options specified in the owner’s request for the loan. We will only transfer the excess from the Fixed-Rate Option if the requested loan exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a loan without specifying the Variable Investment Options from which the loan should be taken, we will process the loan in proportion to the relative amount you have in each Variable Investment Option.

We will not process any request for loan amount that exceeds the amount available.

Amounts in the Loan Account also earn interest from the Business Day of the transfer at a minimum effective yearly rate of 3%. Interest accrues daily and is credited to the Loan Account whenever a financial transaction takes place under the policy. The interest we credit to the loaned amount remains in the Loan Account until the next Policy Anniversary. On the Anniversary, interest due on the loan becomes payable. If you do not pay this interest, we will attempt to pay it using values in your policy. In doing so, we will first use any interest that has accrued on the outstanding loan that was credited to the Loan Account. If this interest is not sufficient to cover the loan interest due, we will transfer an amount needed to increase the Loan Account to equal the Policy Debt. This amount will be transferred from the Variable Investment Options and the Fixed-Rate Option in proportion to the relative amounts you have in these Options. If there is not enough Net Cash Surrender Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will notify you at least 30 days before the policy lapses and advise you of this situation. However, if the policy is within the No Lapse Guarantee Period or you have a Guaranteed Coverage Rider, and the requirements for either of those benefits have been met, this loan repayment will not be required. However, the loan interest that was not covered by the transfer will continue to be part of the Policy Debt.

Loan Repayment

Any outstanding Policy Debt may be repaid at any time before the insured’s death while this policy is in force. Any outstanding Policy Debt may also be repaid within 60 days after the insured’s death if the policy was in force on the date of the insured’s death and the death proceeds of this policy have not been paid in one sum or applied under a payment option. All loan repayments are credited to the policy as of the close of the Business Day on which we receive the payment at our Customer Service Office. The minimum loan repayment amount is shown on the Policy Data page.

In general, loan repayments are applied first to pay loan interest due but not yet capitalized, and then to loan principal outstanding. The specific procedure depends on:

(a)	the amount of the loan repayment; and

(b)	the amount of loan interest that has accrued but not yet been capitalized.

If (a) is greater than or equal to (b), we will reduce the interest that has accrued but not yet been capitalized and the interest credited to the loaned amount since the previous policy anniversary to zero. The amount by which the loan repayment exceeds the loan interest that has accrued but not yet been capitalized will reduce the Loan Amount. We do this by transferring an amount equal to the excess from the Loan Account to the Allocation Options based on your instructions provided with the loan repayment. If you do not designate specific Allocation Options to which this transfer should be made, we will use your most current allocation instructions for premium payments.

If (a) is less than (b), then we will reduce both the loan interest that has accrued but not yet been capitalized and the interest credited to the loaned amount since the previous Policy Anniversary, by the ratio of (a) divided by (b). The amount by which the interest credited is reduced is transferred from the Loan Account to the Allocation Options as stated above.

12. EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured at any time until the applicable date shown on the Policy Data page. Evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options or the Fixed-Rate Option. This exchange is subject to the following conditions:

•	We must receive your signed written request at our Customer Service office in Good Order. This policy must be surrendered to us;

EXCHANGE OF POLICY (Cont’d)

•	this policy must be in force with all due Monthly Deductions paid to the exchange date;

•	the exchange cost, if any, must be paid to the issuing company (see “Exchange Cost or Credit” below);

•	any outstanding Policy Debt must be repaid to us;

•	the new policy will be a level annual premium whole life plan then being issued by us or our affiliate. Our affiliate is The Guardian Life Insurance Company of America;

•	the new policy will have the same Policy Date as this policy;

•	the Face Amount of the new policy will be for the same Face Amount as this policy; however, the owner may exchange a portion of this policy’s Face Amount, subject to the following conditions:

•	the new policy’s Face Amount may not be less than the minimum Face Amount under the issuing company’s rules;

•	the remaining policy Face Amount may not be less than the minimum Face Amount shown on the Policy Data page. If the remaining policy Face Amount does not meet our requirements, then it will terminate on the date the new policy takes effect;

•	if a partial exchange is made, a pro rata portion of this policy’s net cash surrender value will be withdrawn and applied to the new policy;

•	if a partial exchange is made, no further policy exchanges may be made.

•	the new policy’s underwriting class will be based on the underwriting classes made available by the issuing company and will be comparable to the underwriting class of the most recent in force Policy Segment of this policy. However, it will be subject to any Face Amount limitations then in effect;

•	premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy’s plan, Face Amount and underwriting class, and the insured’s Age and sex;

•	the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy; and

•	the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only if the issuing company agrees. Satisfactory evidence of insurability will be required. All riders on the new policy will be subject to the issuing company’s rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy.

On or before the fifth policy anniversary, we use the following 2 values to determine the amount of the exchange cost or credit:

(a)	the cumulative premiums for the new policy with an annual interest rate of 6%, less the pro-rata portion of the cumulative premiums for this policy applicable to the Face Amount exchanged with an annual interest rate of 6%; and

(b)	the cash value of the new policy, less the pro-rata portion of this policy’s Net Cash Surrender Value on the exchange date applicable to the Face Amount exchanged.

If either or both of these values are greater than zero, then you must pay an exchange cost to the issuing company. If both of these values are less than zero, then the issuing company will pay you an exchange credit. The exchange cost will be the greater of (a) and (b); if one value is positive and one value is negative, the exchange cost will be the positive value. The exchange credit will be the greater of (a) and (b), meaning the amount which is closer to zero.

After the fifth policy anniversary, the exchange cost or credit is determined only by (b) above. If this amount is greater than zero, you must pay this as an exchange cost; if it is negative, the issuing company will pay you an exchange credit.

When an exchange credit is payable, it may be paid in the form of paid-up additions under the new policy.

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of: (a) the Business Day on which we receive your signed written request for exchange in Good Order and this policy at the Customer Service Office; or (b) the Business Day the issuing company receives any exchange cost payable by you.

13. PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner we approve. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured’s lifetime, you may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election. For death proceeds, election must be made within one year after the insured’s death. For other proceeds, election must be made within 60 days after the proceeds become payable.

You may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in the “Termination” provision, whichever is elected.

Any election must be in a written form satisfactory to us. Payment options are fixed and do not vary with the performance of the variable investment options.

Options Available

Option 1 - Proceeds Left at Interest: We will hold the proceeds, making monthly interest payments. The yearly guaranteed interest rate is 3%.

Option 2 - Payments of a Specified Amount: We will make monthly payments of a specified amount until the proceeds and interest are fully paid. The total amount paid each year must be at least 10% of the original proceeds. Interest will be added to the proceeds each year; the yearly guaranteed interest rate is 3%.

Option 3 - Payments for a Specified Period: We will make monthly payments for the number of years elected. The guaranteed monthly payments shown in the Option 3 table on the following page include interest at 3% per year.

Option 4 - Life Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 4 table on the following page include interest at 3% per year.

Option 5 - Refund Life Income: We will make monthly payments until the total amount paid equals the proceeds settled, and for the remaining lifetime of the person on whose life the option is based. The guaranteed monthly payments shown in the Option 5 table on the following page include interest at 3% per year.

Option 6 - Joint and Survivor Income with 10 Years Guaranteed: We will make monthly payments for 10 years and for the remaining lifetime of either of the two persons on whose lives the option is based. The guaranteed monthly payments shown in the Option 6 table include interest at 3% per year.

The Payment Option Tables for options 4, 5 and 6 are based on the Annuity 2000 Mortality Tables (male and female), projected 20 years to the year 2020 by 100% of male Scale G factors for males and 50% of female Scale G factors for females.

Payment Provisions

The effective date of any option is the date the proceeds become payable. This date is the option date. Death proceeds are payable as of the date of the insured’s death. At least $5,000 must be applied under each option selected, and each periodic payment must be at least $50. After an option becomes effective, it cannot be terminated for payment in one sum, unless otherwise provided. The first payment under Option 1 is due one month after the option date. The first payment under Option 2, 3, 4, 5, or 6 is due on the option date. We require satisfactory proof of age of any person on whose life the option is based before any payment is made. Under Option 4, 5, or 6, the present value of future benefits may not be withdrawn.

Termination

Upon termination of either Option 1 or Option 2, we will pay any unpaid proceeds with any accrued interest. Upon termination of Option 3, we will pay the present value on the basis of 3% yearly compound interest of any unpaid payments for the specified period. Upon termination of Option 4, 5, or 6, we will pay the present value of any unpaid payments for the guaranteed period, which is derived using the interest rate which was used in computing the actual monthly payment.

PAYMENT OPTION TABLES

OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS

Years	1	2	3	4	5	6	7	8	9	10
Amount	$84.47	42.86	28.99	22.06	17.91	15.14	13.16	11.68	10.53	9.61

Years	11	12	13	14	15	16	17	18	19	20
Amount	$8.86	8.24	7.71	7.26	6.87	6.53	6.23	5.96	5.73	5.51

Years	21	22	23	24	25	26	27	28	29	30
Amount	$5.32	5.15	4.99	4.84	4.71	4.59	4.47	4.37	4.27	4.18

OPTIONS 4 AND 5 - GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

	Option 4*		Option 5*			Option 4*		Option 5*
Age	Male	Female	Male	Female	Age	Male	Female	Male	Female
20	2.93	2.89	2.92	2.88	54	4.13	3.96	4.01	3.88
21	2.95	2.90	2.94	2.89	55	4.20	4.03	4.07	3.94
22	2.97	2.92	2.95	2.91	56	4.27	4.10	4.13	4.00
23	2.98	2.93	2.97	2.92	57	4.35	4.17	4.20	4.06
24	3.00	2.95	2.99	2.94	58	4.43	4.24	4.27	4.13
25	3.02	2.96	3.00	2.95	59	4.52	4.32	4.34	4.20
26	3.04	2.98	3.02	2.97	60	4.61	4.41	4.42	4.27
27	3.06	3.00	3.04	2.99	61	4.71	4.50	4.50	4.35
28	3.08	3.02	3.06	3.01	62	4.81	4.59	4.59	4.43
29	3.10	3.04	3.08	3.03	63	4.92	4.69	4.68	4.52

30	3.12	3.06	3.10	3.05	64	5.03	4.80	4.77	4.61
31	3.15	3.08	3.13	3.07	65	5.15	4.91	4.87	4.70
32	3.17	3.10	3.15	3.09	66	5.28	5.03	4.97	4.81
33	3.20	3.12	3.17	3.11	67	5.41	5.16	5.08	4.91
34	3.22	3.15	3.20	3.13	68	5.54	5.29	5.20	5.03
35	3.25	3.17	3.23	3.16	69	5.68	5.43	5.32	5.15
36	3.28	3.20	3.25	3.18	70	5.83	5.57	5.44	5.27
37	3.31	3.23	3.28	3.21	71	5.98	5.73	5.58	5.41
38	3.35	3.26	3.31	3.24	72	6.14	5.89	5.72	5.55
39	3.38	3.29	3.34	3.26	73	6.30	6.06	5.86	5.70

40	3.42	3.32	3.38	3.29	74	6.46	6.24	6.02	5.86
41	3.45	3.35	3.41	3.32	75	6.63	6.42	6.18	6.03
42	3.49	3.39	3.44	3.36	76	6.80	6.61	6.35	6.20
43	3.53	3.42	3.48	3.39	77	6.97	6.81	6.53	6.39
44	3.58	3.46	3.52	3.43	78	7.15	7.00	6.72	6.59
45	3.62	3.50	3.56	3.46	79	7.33	7.20	6.92	6.80
46	3.67	3.54	3.60	3.50	80	7.51	7.40	7.13	7.03
47	3.72	3.59	3.64	3.54	81	7.68	7.60	7.35	7.26
48	3.77	3.63	3.69	3.58	82	7.86	7.80	7.59	7.52
49	3.82	3.68	3.74	3.63	83	8.03	7.99	7.83	7.78

50	3.87	3.73	3.79	3.67	84	8.19	8.17	8.09	8.06
51	3.93	3.79	3.84	3.72	85	8.35	8.34	8.37	8.35
52	3.99	3.84	3.89	3.77
53	4.06	3.90	3.95	3.82

*	Amount payable unless option is irrevocably elected before insured’s death to be automatically effective for death proceeds. If option is elected before insured’s death, add 2 years to annuitant’s age at all ages.
+	Guaranteed monthly payments for any ages not shown will be furnished upon request.

PAYMENT OPTION TABLES— cont’d

OPTION 6- GUARANTEED MONTHLY PAYMENT FOR EACH $1000 OF PROCEEDS+

Female Age	Male Age
	50	51	52	53	54	55	56	57	58	59
50	3.44	3.46	3.48	3.50	3.51	3.53	3.54	3.55	3.57	3.58
51	3.47	3.49	3.50	3.52	3.54	3.56	3.57	3.59	3.60	3.62
52	3.49	3.51	3.53	3.55	3.57	3.58	3.60	3.62	3.63	3.65
53	3.51	3.53	3.55	3.57	3.59	3.61	3.63	3.65	3.67	3.69
54	3.53	3.55	3.58	3.60	3.62	3.64	3.66	3.68	3.70	3.72
55	3.55	3.58	3.60	3.62	3.65	3.67	3.69	3.72	3.74	3.76
56	3.57	3.60	3.62	3.65	3.67	3.70	3.72	3.75	3.77	3.79
57	3.59	3.62	3.65	3.67	3.70	3.73	3.75	3.78	3.80	3.83
58	3.61	3.64	3.67	3.70	3.73	3.75	3.78	3.81	3.84	3.86
59	3.63	3.66	3.69	3.72	3.75	3.78	3.81	3.84	3.87	3.90
60	3.64	3.68	3.71	3.74	3.78	3.81	3.84	3.87	3.90	3.94
61	3.66	3.70	3.73	3.76	3.80	3.83	3.87	3.90	3.94	3.97
62	3.68	3.71	3.75	3.79	3.82	3.86	3.90	3.93	3.97	4.00
63	3.69	3.73	3.77	3.81	3.84	3.88	3.92	3.96	4.00	4.04
64	3.71	3.75	3.79	3.83	3.87	3.91	3.95	3.99	4.03	4.07
65	3.72	3.76	3.80	3.84	3.89	3.93	3.97	4.02	4.06	4.10
66	3.73	3.78	3.82	3.86	3.91	3.95	4.00	4.04	4.09	4.13
67	3.75	3.79	3.83	3.88	3.92	3.97	4.02	4.07	4.12	4.16
68	3.76	3.80	3.85	3.89	3.94	3.99	4.04	4.09	4.14	4.19
69	3.77	3.81	3.86	3.91	3.96	4.01	4.06	4.11	4.17	4.22
70	3.78	3.83	3.87	3.92	3.97	4.03	4.08	4.14	4.19	4.25

Female Age	Male Age
	60	61	62	63	64	65	66	67	68	69	70
50	3.59	3.60	3.61	3.62	3.63	3.64	3.65	3.66	3.67	3.67	3.68
51	3.63	3.64	3.65	3.66	3.67	3.68	3.69	3.70	3.71	3.72	3.72
52	3.66	3.68	3.69	3.70	3.72	3.73	3.74	3.75	3.76	3.76	3.77
53	3.70	3.72	3.73	3.75	3.76	3.77	3.78	3.79	3.80	3.81	3.82
54	3.74	3.76	3.77	3.79	3.80	3.82	3.83	3.84	3.85	3.86	3.87
55	3.78	3.80	3.81	3.83	3.85	3.86	3.88	3.89	3.90	3.92	3.93
56	3.81	3.84	3.86	3.87	3.89	3.91	3.93	3.94	3.96	3.97	3.98
57	3.85	3.88	3.90	3.92	3.94	3.96	3.98	3.99	4.01	4.02	4.04
58	3.89	3.92	3.94	3.96	3.99	4.01	4.03	4.05	4.06	4.08	4.10
59	3.93	3.96	3.98	4.01	4.03	4.06	4.08	4.10	4.12	4.14	4.16
60	3.97	4.00	4.02	4.05	4.08	4.11	4.13	4.15	4.18	4.20	4.22
61	4.00	4.04	4.07	4.10	4.13	4.16	4.18	4.21	4.24	4.26	4.28
62	4.04	4.08	4.11	4.14	4.18	4.21	4.24	4.27	4.29	4.32	4.35
63	4.08	4.11	4.15	4.19	4.22	4.26	4.29	4.32	4.35	4.38	4.41
64	4.11	4.15	4.19	4.23	4.27	4.31	4.35	4.38	4.41	4.45	4.48
65	4.15	4.19	4.23	4.28	4.32	4.36	4.40	4.44	4.48	4.51	4.55
66	4.18	4.23	4.27	4.32	4.36	4.41	4.45	4.50	4.54	4.58	4.61
67	4.21	4.26	4.31	4.36	4.41	4.46	4.51	4.55	4.60	4.64	4.68
68	4.25	4.30	4.35	4.40	4.46	4.51	4.56	4.61	4.66	4.71	4.75
69	4.28	4.33	4.39	4.44	4.50	4.56	4.61	4.67	4.72	4.77	4.82
70	4.31	4.36	4.42	4.48	4.54	4.60	4.66	4.72	4.78	4.84	4.89

+	Guaranteed monthly payments for any ages not shown will be furnished upon request.

14. GENERAL PROVISIONS

The Contract

The entire contract consists of the Basic Policy and any attached additional benefit riders, endorsements, the original application and any subsequent applications for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this policy unless contained in the application(s).

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to change this policy, waive any provision of this policy or any of GIAC’s requirements; or waive an answer to any question in the application(s).

We will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

The maximum cost of insurance rates under this policy are based on:

•	the Commissioners 1980 Standard Ordinary Mortality Table, male or female, aggregate, for Attained Ages 0 through 14; or

•	the Commissioners 1980 Standard Ordinary Mortality Table, male or female, non-smoker, for Attained Ages 15 through 19; or

•	the Commissioners 1980 Standard Ordinary Mortality Table, male or female, smoker or non-smoker, for Attained Ages 20 and over.

All policy values equal or exceed those required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Age and Sex

If the age or sex of the insured has been misstated, the amount of death benefit for the Basic Policy will be that which would be purchased by the most recent deduction for the cost of insurance charge based on the correct age and sex; the amount of death benefit for any riders will be that which would be purchased by the most recent deduction for rider charges based on the correct age and sex.

Incontestability

This policy will be incontestable after it has been in force during the insured’s lifetime for 2 years from its Issue Date. If the Face Amount has been increased, such increase will be incontestable after it has been in force during the insured’s lifetime for 2 years from the date the increase takes effect. If we successfully contest an increase in Face Amount, the death benefit will be the amount that would have been payable had such increase not taken effect.

If this policy is reinstated, the policy will have a new 2 year contestable period from the date of reinstatement. A contest of a reinstated policy will only be based upon representations made in the reinstatement application, unless the policy is still within the original 2 year contestable period.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide Exclusion

If the insured commits suicide, while sane or insane, within 2 years from the Issue Date, our liability will be limited to the greater of (a) or (b) as of the date of death, where:

(a)	is the sum of all premium payments made under this policy, less any Policy Debt and any partial withdrawals;

(b)	is the Net Cash Surrender Value.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Face Amount, our liability with respect to such increase will be limited to the cost of insurance for such increase.

GENERAL PROVISIONS (Cont’d)

Deferment

We reserve the right to defer calculation and payment of this policy’s benefits which are attributable to the Variable Investment Options when:

•	the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings);

•	the Securities and Exchange Commission restricts trading or determines that an emergency exists; or

•	a Variable Investment Option’s corresponding mutual fund lawfully suspends payment or redemption of its shares.

In such situations, we may defer:

•	determination or payment of a partial withdrawal, surrender or death proceeds (we may defer payment of death proceeds for up to 2 months only);

•	determination or payment of policy loans;

•	transfers among the Variable Investment Options; or

•	allocation of Net Premiums to the Variable Investment Options.

We may defer the following transactions from the Fixed-Rate Option for up to 6 months from the Business Day we receive your signed written request in Good Order at the Customer Service Office:

•	determination or payment of a partial withdrawal, surrender or death proceeds. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more;

•	determination or payment of policy loans; or

•	transfers from the Fixed-Rate Option.

Communications with GIAC

We receive all communications only at our Customer Service Office. Please include the policy number, the full names of the owner and insured, and the owner’s current address in all correspondence with us.

Payments by GIAC

All amounts payable by us are payable at the Customer Service Office.

Statement to the Owner

We will provide a written statement to you once each year. We will send the statement soon after each Policy Anniversary.

The statement will show the following information as of the most recent Policy Anniversary:

•	the amount of the current death benefit;

•	the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options and the Fixed-Rate Option;

•	the Net Cash Surrender Value and Cash Surrender Value;

•	the premiums paid, and charges deducted since the last statement;

•	any transfers or partial withdrawals since the last statement; and

•	any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.

INDEX

Subject	Page
Age and Sex	25
Allocation of Net Premiums	13
Assignment	10
Basis of Values	25
Beneficiary	10
Changing the Face Amount	9
Communications with GIAC	26
Continuation of Insurance	12
Crediting Payments	11
Death Proceeds	7
Deferment	26
Definitions	5
Dollar Cost Averaging Transfer Option	14
Exchange of Policy	20
The Fixed-Rate Option	16
Grace Period	12
The Guardian Separate Account N	15
Incontestability	25
Investment Units	16
Loan Account	19
Monthly Cost of Insurance	17
Monthly Deductions	17
No Lapse Guarantee Condition	12
No Lapse Guarantee Period	12
Owner	10
Partial Withdrawals	18
Payment Options	22
Payment Option Tables	23
Policy Account Value	16
Policy Data	3
Policy Loans	19
Premium Payment	11
Rights Reserved	15
Statement to the Owner	26
Suicide Exclusion	25
Surrender	19
Table of Maximum Monthly Cost of Insurance Rates	4
Table of Death Benefit Factors	4.1
Transfers	13

Variable Universal Life Insurance Policy

•	Flexible premiums payable during the insured’s lifetime ending at age 100

•	Adjustable death proceeds payable upon insured’s death if policy is in force

•	Investment experience reflected in benefits

•	Non-participating—No dividends payable